VLOV, INC.
11/F., Xiamen Guanyin Shan International Commercial Operation Centre, A3-2 124
Hubin Bei Road, Siming District
Xiamen, Fujian Province
People’s Republic of China
Tel: (86592) 2345999

June 1, 2010

Via Electronic Mail

JianHui Wang
Fuzhou, FuijianProvince
People’s Republic of China
Email: 999998wjh@163.com

Re:	Board of Directors – Offer Letter

Dear Mr. Wang:

VLOV, Inc., a Nevada corporation (the “Company”), is pleased to offer you a non-executive director position on its Board of Directors (the “Board”).  The Board’s purpose is to oversee or direct the property, affairs and business of the Company.

Should you chose to accept this position as a member of the Board, this letter shall constitute an agreement between you and the Company (the “Agreement”) and contains all the terms and conditions relating to the services you are to provide.

1.           Term.  This Agreement shall be for the ensuing year, commencing on June 1, 2010 (the “Effective Date”). Your term as director shall continue until your successor is duly elected and qualified.  The position shall be up for re-election each year at the annual shareholder’s meeting (the “Annual Meeting”) and upon re-election, the terms and provisions of this agreement shall remain in full force and effect unless otherwise revised on such terms as mutually agreed to by you and the Company.

2.           Services.  You shall render services in the area of overseeing or directing the Company’s property, affairs and business (hereinafter your “Duties”). Every year, the Board shall hold such number meetings at such times and locations as determined by the Chairman of the Board, and you shall participate in such meetings via teleconference, video conference or in person.  Upon the reasonable request of the Chairman, you agree to attend one or more board meetings in person (each, an “Attended Meeting”).  You shall consult with the other members of the Board as necessary via telephone, electronic mail or other forms of correspondence.  In addition, you agree to be appointed to certain special committees of the Board, initially consisting of the Audit and Compensation Committees and you also agree to be the Chairman of the Audit Committee, and participate as necessary, in person or via teleconference or video conference in the meetings of those special committees.

3.           Services for Others.  You will be free to represent or perform services for other persons during the term of this Agreement.  However, you agree that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing).  Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4.           Compensation.  In consideration for your service as a member of the Board, the Company agrees to pay you an annual compensation comprising of $16,000 in cash as follows (the “Annual Compensation”):

Service Description	Cash Amount (in U.S. dollars)	Stock Amount
Base Compensation	$10,000	NA
Audit Committee Member	$2,000	NA
Audit Committee Chairman	NA	NA
Compensation Committee Member	$2,000	NA
Compensation Committee Chairman	NA	NA
Nominating Committee Member	$2,000	NA
Nominating Committee Chairman	NA	NA

Total:	$16,000	0

The restricted shares of the Company’s common stock described in this Section 4 are collectively referred to as the “Shares”.  Compensation, both the cash and the Shares, shall be paid quarterly, within 30 days following the end of each quarter (beginning with the quarter ending June 30, 2010) of each calendar year.  In addition, the Annual Compensation will be pro rated daily (based on a 360-day year) for any portion of the year during which you serve as a director.

If the Chairman requests your presence at an Attended Meeting, the Company agrees to reimburse all of your travel and other reasonable expenses relating to the Attended Meeting.  In addition, the Company agrees to reimburse you for reasonable expenses that you incur in connection with the performance of your duties as a director of the Company, provided that such expenses are reimbursable only against itemized invoice accompanied by valid receipts. Reimbursement of expenses shall be made following receipt of such invoice and receipts, which shall be submitted to the Company within  45 days of the end of each calendar quarter during the term of this Agreement.

For the avoidance of any doubt, the Shares and the reimbursable expenses constitute the full and final consideration for your appointment, and you shall not be entitled to any additional consideration, of any form, for your appointment and service. Your compensation as a director and for service on committees in any future periods is subject to the determination of the Board, and may differ in future periods should you continue to serve on the Board.

5.           D&O Insurance Policy. The Company agrees to obtain, within a reasonable time, Directors and Officers Liability Insurance from an internationally recognized underwriter with terms of coverage appropriate for a company of our size and nature, which shall be maintained throughout the term of this Agreement.

6.           Termination.  Your appointment shall terminate immediately on the occurrence of any of the following events:

a.           If you resign as a director of the Company for any reason;

b.           If you are removed or not re-appointed as a director of the Company at an Annual Meeting in accordance with the requirements of the Nevada Revised Statutes  and/or any other applicable law or regulation and/or the Company's Articles of Incorporation and/or Bylaws;

c.           If you have been disqualified from acting as a director (including, but not limited to, an event in which you are declared insane or become of unsound mind or become physically incapable of performing your functions as director for a period of at least 60 days);

d.           Upon your death; and/or

e.           If an order of a court having jurisdiction over the Company requires you to resign.

Any such termination shall be without payment of damages or compensation (except that you shall be entitled to any accrued Annual Compensation or expenses properly incurred under the terms of this Agreement prior to the date of such termination).

7.           No Assignment.  Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

8.           Confidential Information; Non-Disclosure.  In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.           Definition.  For purposes of this Agreement the term “Confidential Information” means:

i.           Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii.           Any information which is related to the business of the Company and is generally not known by non-Company personnel.

iii.           By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b.           Exclusions.  Notwithstanding the foregoing, the term Confidential Information shall not include:

iv.           Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this agreement, or any other agreement requiring confidentiality between the Company and you;

v.           Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

vi.           Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c.           Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same.  In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company.  In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items.  You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand or upon termination of this agreement.

d.           No Disclosure.  You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of his business relationship with the Company.  You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this agreement.

9.           Certain Representations.  You represent and agree that you are accepting the Shares for your own account and not with a view to or for sale in connection with any distribution thereof.  You understand that the Shares will be subjected to the restrictions in the Company’s Articles of Incorporation and Bylaws and will not be freely transferable. You further represent that you are an “accredited” investor as this term is defined in the Securities Act of 1933, as amended, and that by reason of your business or financial experience, you have the capacity to protect your own interest in connection with receiving the Shares as compensation.  You further represent that you were not solicited by publication of any advertisement in connection with the receipt of the Shares and that you have consulted tax counsel as needed regarding the Shares.

10.           Independent Contractor.  In performing your services on the Board, you will be an independent contractor and not an employee of the Company. Except as set forth in this Agreement, you will not be entitled to any additional compensation or participate in any benefit plans of the Company in connection with your services on the Board.  You may not bind the Company or act as a principal or agent thereof.

11.           Entire Agreement; Amendment; Waiver; Governing Law.  This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto.  Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement.  The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

Please sign and return this Agreement to the Company to signify your acceptance of your appointment and of the terms set forth above.

Sincerely, VLOV, INC.

By:
Qingqing Wu
Chief Executive Officer

AGREED AND ACCEPTED:

JianHui Wang

June 1, 2010

Date